                                                                  EXHIBIT 99.1

                                                  ZOLTEK COMPANIES, INC.
                                                CONSOLIDATED BALANCE SHEET
                                 (Amounts in thousands, except share and per share data)

ASSETS                                                                                                  September 30,
--------------------------------------------------------------------------------------------------------------------------
                                                                                                    2004            2003
                                                                                                  --------        --------
Current assets:
     Cash and cash equivalents.................................................................   $    267        $    838
     Accounts receivable, less allowance for doubtful accounts of $781 and $931, respectively..     11,811          10,380
     Inventories...............................................................................     25,902          26,978
     Other current assets......................................................................      1,167           1,483
                                                                                                  --------        --------
          Total current assets.................................................................     39,147          39,679

Property and equipment, net....................................................................     80,538          77,373

Other assets...................................................................................      3,114           2,403
                                                                                                  --------        --------
          Total assets.........................................................................   $122,799        $119,455
                                                                                                  ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------------
Current liabilities:
     Current maturities of long-term debt......................................................   $    570        $    933
     Trade accounts payable....................................................................     13,257          11,892
     Notes payable.............................................................................      2,441           2,916
     Accrued expenses and other liabilities....................................................      5,877           5,148
                                                                                                  --------        --------
          Total current liabilities............................................................     22,145          20,889
Other long-term liabilities....................................................................        357             509
Long-term debt, less current maturities........................................................     43,718          33,541
                                                                                                  --------        --------
          Total liabilities....................................................................     66,220          54,939
                                                                                                  --------        --------
Commitments and contingencies (see Note 8)

Shareholders' equity:
     Preferred stock, $.01 par value, 1,000,000 shares authorized,
       no shares issued and outstanding........................................................          -               -
     Common stock, $.01 par value, 50,000,000 shares authorized,
       16,307,338 and 16,297,338 shares issued and outstanding, respectively...................        163             163
     Additional paid-in capital................................................................    115,803         109,290
     Accumulated deficit ......................................................................    (49,242)        (32,505)
     Accumulated other comprehensive loss......................................................    (10,145)        (12,432)
                                                                                                  --------        --------
          Total shareholders' equity...........................................................     56,579          64,516
                                                                                                  --------        --------
          Total liabilities and shareholders' equity...........................................   $122,799        $119,455
                                                                                                  ========        ========


                  The accompanying notes are an integral part of the consolidated financial statements.

                                     1



                                                ZOLTEK COMPANIES, INC.
                                         CONSOLIDATED STATEMENT OF OPERATIONS
                                     (Amounts in thousands, except per share data)

                                                                                        Year Ended September 30,
-----------------------------------------------------------------------------------------------------------------------
                                                                                  2004           2003            2002
                                                                                --------       --------         -------

Net sales...................................................................    $ 45,273       $ 39,405         $41,787
Cost of sales, excluding available unused capacity costs....................      37,878         33,181          33,508
Available unused capacity costs.............................................       4,466          5,716           6,039
Application and development costs...........................................       3,070          3,453           3,750
Selling, general and administrative expenses................................       5,344          6,498           6,569
                                                                                --------       --------         -------
     Operating loss from continuing operations..............................      (5,485)        (9,443)         (8,079)
\
Other income (expense):
     Interest expense, excluding amortization of financing fees, debt
       discount and beneficial conversion feature............................     (3,429)        (1,875)         (1,632)
     Amortization of financing fees, debt discount and beneficial
       conversion feature....................................................     (1,771)           (84)              -
     Interest income.........................................................         21             57              25
     Other, net..............................................................        189            (49)            309
                                                                                --------       --------         -------
          Loss from continuing operations before income taxes................    (10,475)       (11,394)         (9,377)
Income tax expense (benefit).................................................        434            535          (2,860)
                                                                                --------       --------         -------
     Net loss from continuing operations.....................................    (10,909)       (11,929)         (6,517)
                                                                                --------       --------         -------
Discontinued operations:
     Operating loss, net of taxes............................................     (5,169)        (3,673)         (3,208)
     Gain (loss) on disposal of discontinued operations......................       (659)             -           1,894
                                                                                --------       --------         -------
          Net loss on discontinued operations, net of taxes .................     (5,828)        (3,673)         (1,314)
                                                                                --------       --------         -------
Net loss.....................................................................   $(16,737)      $(15,602)        $(7,831)
                                                                                ========       ========         =======
Net loss per share:
     Basic and diluted loss per share:
          Continuing operations..............................................   $  (0.67)      $  (0.73)        $ (0.40)
          Discontinued operations............................................      (0.35)         (0.23)          (0.08)
                                                                                --------       --------         -------
               Total.........................................................   $  (1.02)      $  (0.96)        $ (0.48)
                                                                                ========       ========         =======

Weighted average common shares outstanding...................................     16,372         16,307          16,289


                 The accompanying notes are an integral part of the consolidated financial statements.

                                     2


                                                      ZOLTEK COMPANIES, INC.

                                    CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                                      (Amounts in thousands)

                                     Total Share-              Add'l     Accumulated Other
                                       holders'    Common     Paid-In      Comprehensive   Treasury   Accumulated   Comprehensive
                                        Equity      Stock     Capital      Income (Loss)     Stock     (Deficit)    Income (Loss)
---------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2001........    $ 79,595     $188      $128,024       $(20,364)     $(19,181)   $ (9,072)
Net loss...........................      (7,831)       -             -              -             -      (7,831)      $ (7,831)
Foreign currency translation
  adjustment.......................       4,111        -             -          4,111             -           -          4,111
                                                                                                                      --------
         Comprehensive loss........                                                                                   $ (3,720)
                                                                                                                      ========
Treasury shares retired............           -      (25)      (19,156)             -        19,181           -
Exercise of stock options..........          29        -            29              -             -           -
                                       --------     ----      --------       --------      --------    --------
Balance, September 30, 2002........      75,904      163       108,897        (16,253)            -     (16,903)
Net loss...........................     (15,602)                                                        (15,602)      $(15,602)
Foreign currency translation
  adjustment.......................       3,821                                 3,821                                    3,821
                                                                                                                      --------
         Comprehensive loss........                                                                                   $(11,481)
                                                                                                                      ========
Warrants issued with sub-debt......         372                    372
Exercise of stock options..........          21                     21
                                       --------     ----      --------       --------      --------    --------
Balance, September 30, 2003........      64,516      163       109,290        (12,432)            -     (32,505)
Net loss...........................     (16,737)                                                        (16,737)      $(16,737)
Foreign currency translation
  adjustment.......................       2,287                                 2,287                                    2,287
                                                                                                                      --------
         Comprehensive loss........                                                                                   $(14,450)
                                                                                                                      ========
Warrants issued with sub-debt......       6,258                  6,258
Exercise of stock options
  and warrants.....................         255        -           255
                                       --------     ----      --------       --------      --------    --------
Balance, September 30, 2004........    $ 56,579     $163      $115,803       $(10,145)     $      -    $(49,242)
                                       ========     ====      ========       ========      ========    ========


                    The accompanying notes are an integral part of the consolidated financial statements.

                                     3


                                                ZOLTEK COMPANIES, INC.
                                         CONSOLIDATED STATEMENT OF CASH FLOWS
                                                (Amounts in thousands)

                                                                                       Year Ended September 30,
----------------------------------------------------------------------------------------------------------------------
                                                                                  2004           2003           2002
                                                                                --------       --------        -------
Cash flows from operating activities:
     Net loss..............................................................     $(16,737)      $(15,602)       $(7,831)
     Adjustments to reconcile net loss to net cash
      used by operating activities:
          Loss from discontinued operations................................        5,828          3,673          1,314
          Depreciation and amortization....................................        5,614          5,889          6,046
          Amortization of financing and warrants...........................        1,772             84              -
          Foreign currency transaction (gains) losses......................          128            787           (240)
          Other, net.......................................................          (38)           (36)           (17)
          Changes in assets and liabilities:
              (Increase) decrease in accounts receivable...................       (4,295)         1,109          1,511
              (Increase) decrease in inventories...........................         (176)           783         (1,577)
              (Increase) decrease in prepaid expenses and other assets.....          152            339         (1,950)
              Increase (decrease) in trade accounts payable................        2,487         (1,228)           413
              Increase (decrease) in accrued expenses and other liabilities       (1,590)         2,920           (742)
              Increase (decrease) in other long-term liabilities...........           (4)          (675)           190
                                                                                --------       --------        -------
                  Total adjustments........................................       10,692         13,861          5,116
                                                                                --------       --------        -------
     Net cash used by continuing operations................................       (6,859)        (1,957)        (2,883)
     Net cash provided (used) by discontinued operations...................         (234)        (2,488)         1,824
                                                                                --------       --------        -------
Net cash used by operating activities......................................       (7,093)        (4,445)        (1,062)
                                                                                --------       --------        -------
Cash flows from investing activities:
     Proceeds from sale of long-term investment............................            -            641              -
     Payments for purchase of property and equipment.......................       (6,128)        (1,483)        (1,865)
     Proceeds from sale of property and equipment..........................          137            121             74
                                                                                --------       --------        -------
   Net cash used by continuing operations..................................       (5,991)          (721)        (1,791)
   Net cash used by discontinued operations................................           (6)           (94)          (116)
                                                                                --------       --------        -------
Net cash used by investing activities......................................       (5,997)          (815)        (1,907)
                                                                                --------       --------        -------
Cash flows from financing activities:
     Proceeds from exercise of common stock options and warrants...........          255             21             29
     Proceeds from issuance of convertible debt and warrants...............       12,750          8,100              -
     Proceeds from issuance of notes payable...............................       12,581          8,140          7,335
     Proceeds from issuance of note payable to related party...............        1,400              -              -
     Payment of financing fees.............................................       (1,249)             -              -
     Repayment of notes payable and long-term debt.........................      (11,811)       (10,880)        (4,265)
     Repayment of note payable to related party............................       (1,400)             -              -
                                                                                --------       --------        -------
   Net cash provided by continuing operations..............................       12,526          5,381          3,099
   Net cash used by discontinued operations................................            -              -           (188)
                                                                                --------       --------        -------
Net cash provided by financing activities..................................       12,526          5,381          2,983
                                                                                --------       --------        -------

Effect of exchange rate changes on cash....................................           (7)            32              5
                                                                                --------       --------        -------
Net increase (decrease) in cash............................................         (571)           153             18
Cash and cash equivalents at beginning of period...........................          838            685            667
                                                                                --------       --------        -------
Cash and cash equivalents at end of period.................................     $    267       $    838        $   685
                                                                                ========       ========        =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Net cash paid (refunded) during the year for:
     Interest..............................................................     $  3,436       $  1,875        $ 2,425
     Income taxes..........................................................            -              -         (2,844)


                The accompanying notes are an integral part of the consolidated financial statements.

                                     4


                           ZOLTEK COMPANIES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------------------------------------------------------------------------------

PRINCIPLES OF CONSOLIDATION

         Zoltek Companies, Inc. (the "Company") is a holding company, which operates through wholly owned subsidiaries, Zoltek Corporation, Zoltek Properties Inc., Zoltek Rt., and Engineering Technology Corporation ("Entec Composite Machines"). Zoltek Corporation ("Zoltek") develops, manufactures and markets carbon fibers, a low-cost but high performance reinforcement for composites used as the primary building material in everyday commercial products. Entec Composite Machines manufactures and sells filament winding and pultrusion equipment used in the production of large volume composite parts. Zoltek Rt. manufactures and markets acrylic and nylon fibers and yarns for the textile industry, and carbon fiber. Other Zoltek Rt. products include nylon granules, plastic grids and nets, and carboxymethyl cellulose. From April 2000 to March 2002, the Company owned a 45% interest in Hardcore Composites Operations, LLC ("Hardcore"), which designs and manufactures composite structures for the civil infrastructure market. (See Note 3 for further discussion.) These financial statements have been prepared in accordance with U.S. generally accepted accounting principles. All significant inter-company transactions and balances have been eliminated upon consolidation.

FOREIGN CURRENCY TRANSLATION

         The consolidated balance sheet of the Company's current international subsidiary, Zoltek Rt., was translated from Hungarian Forints to U.S. Dollars at the exchange rate in effect at the applicable balance sheet date, while its consolidated statements of operations were translated using the average exchange rates in effect for the periods presented. The related translation adjustments are reported as other comprehensive income
(loss) within shareholders' equity. Gains and losses from foreign currency transactions of Zoltek Rt. are included in the results of operations in other expenses.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates and assumptions.

REVENUE RECOGNITION

         The Company recognizes sales on the date title to the sold product transfers to the customer, which is the shipping date. Revenues generated by its Entec Composite Machines subsidiary are recognized on a percentage of completion basis based on the percentage of total project cost incurred to date. The Company reviews its accounts receivables on a monthly basis to identify any specific customers for collectability issues. If the Company deems that an amount due from a customer is uncollectible, the amount is recorded in the statement of operations.

         During 2004, 2003 and 2002, approximately $7.2 million, $8.0 million and $9.8 million, respectively, of sales was earned from one customer in the technical fibers segment.

                                     5


SHIPPING AND HANDLING

         All amounts billed to a customer in a transaction related to shipping and handling are recorded as revenue and the subsequent cost to the Company is recognized as expense in cost of sales, excluding unused capacity.

CONCENTRATION OF CREDIT RISK

         Zoltek's carbon fiber products are primarily sold to customers in the composite industry and its technical fibers are primarily sold to customers in the aerospace industry. Zoltek Rt.'s acrylic products are primarily sold to customers in the textile industry. Entec Composite Machines' products are primarily sold in the composite industry. While the markets for the Company's products are geographically unlimited, most of Zoltek's business is with customers located in North America and Asia and most of Zoltek Rt.'s sales are to customers in Europe, while Entec Composite Machines' sales are worldwide. The Company performs ongoing credit evaluations and generally requires collateral for significant export sales to new customers. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. As of September 30, 2004, the Company's Entec subsidiary finished a $2.0 million project related to building a machine for a wind turbine provider to make carbon fiber composite blades for wind turbines with an automated process close to its fiscal year-end which had not been collected.

         In the fiscal years ended September 30, 2004 and 2003, the Company reported sales of $7.2 million and $8.0 million, respectively, to a major aircraft brake manufacturer which was the only customer that represented greater than 10% of the Company's total consolidated revenues.

CASH AND CASH EQUIVALENTS

         All highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents. As of September 30, 2004, the Company had a book overdraft of $0.7 million which was reclassified as accounts payable. The subordinated debt agreements of 2004 and 2005 require that the Company maintain cash plus borrowing capacity under credit facilities of at least $0.5 million, which the Company was in compliance with as of September 30, 2004.

INVENTORIES

         Inventories are valued at the lower of cost, determined on the first-in, first-out method, or market. Cost includes material, labor and overhead. The Company recorded an inventory valuation reserve of $1.0 million in the fourth quarter of 2003 to reduce the carrying value of inventories to a net realizable value. No material adjustments to the reserve were required in the current year. The reserves were established primarily due to intensified overcapacity for certain carbon fiber products.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Cost includes expenditures necessary to make the property and equipment ready for its intended use. Expenditures, which improve the asset or extend the useful life, are capitalized, including interest on funds borrowed to finance the acquisition or construction of major capital additions. No interest was capitalized for the years ended September 30, 2004, 2003 and 2002. Maintenance and repairs are expensed as incurred. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any profit or loss on disposition is credited or charged to income.

                                     6


         The Company provides for depreciation by charging amounts sufficient to amortize the cost of properties placed in service over their estimated useful lives using straight-line methods. The range of estimated useful lives used in computing depreciation is as follows:

       Buildings and improvements...........................10 to 20 years
       Machinery and equipment..............................3 to 20 years
       Furniture, fixtures and software.....................7 to 10 years

         The Company primarily uses accelerated depreciation methods for income tax purposes. Depreciation expense was $5.6 million, $5.9 million and $6.0 million for the fiscal years ended 2004, 2003 and 2002, respectively.

         Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

         In the third quarter of fiscal 2001, the Company elected to temporarily idle a significant part of the operations located at the Abilene, Texas facility. The Company resumed manufacturing at this facility during fiscal 2004. Given that these assets were previously idled and did not generate significant cash flow in 2004, the Company performed an impairment test. The Company determined that no impairment of its carrying value exists at September 30, 2004 based on an analysis of expected future net cash flow to be generated from this facility over the expected remaining useful life.

FINANCIAL INSTRUMENTS

         The Company does not hold any financial instruments for trading purposes. The carrying value of cash, accounts receivable and accounts payable approximated their fair value at September 30, 2004 and 2003.

APPLICATION AND DEVELOPMENT EXPENSES

         The Company is actively pursuing the development of a number of applications for the use of its carbon fiber and related products. The Company is currently party to several developmental agreements with various prospective users of these products for the purpose of accelerating the development of various carbon fiber applications. Additionally, the Company is executing several internal developmental strategies to further the use of carbon fiber and consumer and industrial products made from carbon fiber. As a result, the Company incurs certain costs for research, development and engineering of products and manufacturing processes. These costs are expensed as incurred and totaled approximately $3.1 million in fiscal 2004 and $3.5 million in fiscal 2003 and $3.8 million in fiscal 2002. Application and development expenses are presented as an operating item on the Company's consolidated statement of operations. Given the Company's position and strategy within the carbon fiber industry, it is expected that similar or greater levels of application and development expenses could be incurred in future periods.

INCOME TAXES

         The Company accounts for certain income and expense items differently for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided against certain deferred tax assets when realization of those assets are not considered to be more likely than not.

                                     7


STOCK-BASED COMPENSATION

         At September 30, 2004, the Company had stock-based employee compensation plans. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, and its related interpretations. No stock-based employee compensation costs are reflected in net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The Company granted 77,500, 112,500 and 451,000 employee stock options with an exercise price that equaled the Company's stock price on the applicable date of grant in fiscal 2004, 2003 and 2002, respectively. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 ("FAS 123"), Accounting for Stock Based Compensation, to stock-based employee compensation (in thousands, except per share):

                                                                        2004          2003           2002
                                                                      --------      --------        -------


         Net loss:
             As reported..........................................    $(16,737)     $(15,602)       $(7,831)
             Total stock-based employee compensation
               expense determined under fair value-based
               method for all awards, net of tax effects..........        (255)          (71)          (205)
                                                                      --------      --------        -------
             Pro forma............................................     (16,992)      (15,673)        (8,036)

         Basic and diluted loss per share:
             As reported..........................................       (1.02)         (.96)         (0.48)
             Pro forma............................................       (1.04)         (.96)         (0.49)

NET LOSS PER SHARE

         Basic net loss per share includes no dilution and is calculated by dividing net loss by the weighted average number of common shares outstanding for each period, while diluted net income loss per share reflects the potential dilutive effects of stock options and warrants. Because 2004, 2003 and 2002 results reflected a net loss, both basic and diluted earnings per share were calculated based on the same weighted average numbers of shares for such years. If the results of the Company reflected a net income, an additional 4.8 million shares would be included in calculating the diluted earnings per share. The additional shares relate to issuance of convertible debt of 4.5 million, warrants of 1.0 million of which 0.2 million would be dilutive using the treasury stock method and stock options of 1.0 million of which 0.1 million would be dilutive using the treasury stock method.

RECENT ACCOUNTING PRONOUNCEMENTS

         The FASB issued FASB Interpretation No. 46-R "Consolidation of Variable Interest Entities" (FIN No. 46-R) in December 2003, which addressed the requirements for consolidating certain variable interest entities. FIN No. 46-R applied immediately to variable interest entities created after January 31, 2003 and to variable interest entities that are considered special purpose entities as of December 31, 2003. FIN No. 46-R applied to all other variable interest entities as of March 31, 2004. The Company currently has no interests in entities that are considered special purpose entities. Additionally, the Company has no significant variable interests in non-special purpose entities. Accordingly, the adoption of FIN No. 46-R had no impact on the Company's financial statements.

         In October 2004, the government passed the "Homeland Investment Act," which allows companies to repatriate cash balances from their controlled foreign subsidiaries at a reduced tax rate and created a new deduction for U.S. manufacturers related to qualified production activities for income tax

                                     8


purposes. The Company is still considering the implications but has not currently decided to repatriate funds from its Hungarian subsidiary.

         In December 2004, the FASB issued interpretation No. 123-R "Accounting for Stock-Based Compensation" (FIN No. 123-R), which addressed the requirement for expensing the cost of employee services received in exchange for an award of equity instrument. FIN No. 123-R will apply to all equity instruments awarded, modified or repurchased after June 15, 2005. The Company is evaluating the effect of this interpretation but believes it will have an immaterial impact on the Company's financial statements when implemented.

FINANCIAL PRESENTATION CHANGES

         Certain prior year amounts have been reclassified to conform to the current year presentation.

2.       FINANCING AND LIQUIDITY
------------------------------------------------------------------------------

2005 Refinancing
----------------

         Management will seek to fund its near-term operations from continued sale of excess inventories and continued aggressive management of the Company's working capital, as well as sources that may include additional borrowings and/or private equity. However, management can make no assurance that these objectives will be sufficient to fund near-term liquidity needs and has obtained additional financing to meet operating requirements, as discussed in 2005 Refinancing below. As the demand for carbon fiber continues to increase, the Company will need additional financing to expand the capacity to meet the demand of its carbon fiber production.

         In October 2004, the Company issued convertible debentures in the aggregate principal amount of $20.0 million to institutional private equity investors. The convertible debentures have a stated maturity of 42 months and bear interest at 7.5% per annum and are presently convertible into 1,666,666 shares of common stock at a conversion price of $12.00 per share. The Company also issued to the investors six-year warrants to purchase an aggregate of 500,000 shares of common stock of the Company at an exercise price of $13.00 per share. The fair value of the debt discount associated with the warrants at the time of issuance was estimated to be $2.5 million and will be amortized as a non-cash interest expense over the term of the convertible debt. Proceeds from issuance of these convertible debentures were used to reduce existing Hungarian bank debt by $12.0 million and the balance for working capital purposes which allowed the Company to refinance the remaining Hungarian bank debt to a three-year term loan for $3.0 million with no covenants going forward.

         In December 2004, the Company's U.S. bank extended the expiration and waived the financial covenants of the Company's revolving credit loan, term loan and mortgage on an existing property to January 1, 2006. The Company's U.S. bank also increased the amount available under the revolving credit loan by $0.5 million to $5.5 million and increased the term loan by $0.1 million to $0.8 million. The principal on the term loan will be repaid on a quarterly basis of $0.1 million with the remainder of the principal due on expiration. The mortgage will be repaid on a monthly basis of $15,344 of principal and interest with the remainder of the principal due on expiration.

2004 Refinancing
----------------

         In January 2004, the Company issued and sold convertible debentures in the aggregate principal amount of $7.0 million to institutional private equity and other investors (including $250,000 to each of Mr. Rumy and Mr. McDonnell who are members of the Company's Board of Directors). The


                                     9


convertible debentures have a stated maturity of 30 months and bear interest at 6% per annum and are convertible presently into 1,295,954 shares of common stock at a conversion price of $5.40 per share for each investor other than Messrs. Rumy and McDonnell and $5.42 per share for each of Messrs. Rumy and McDonnell. The Company also issued to the investors five-year warrants to purchase an aggregate of 323,994 shares of common stock of the Company at an exercise price of $5.40 per share for each investor other than Messrs. Rumy and McDonnell and $5.42 per share for each of Messrs. Rumy and McDonnell. The fair value of the debt discount associated with the warrants and beneficial conversion feature, at the time of issuance, of $2.0 million and is being amortized as non-cash interest expense over the term of the convertible debentures. Proceeds from the issuance of these convertible debentures were used for working capital purposes.

         As part of the Company's January 2004 refinancing, the bank lender to the Company's Hungarian subsidiary amended certain financial covenants and extended the maturity date of its loan to December 31, 2004. In connection with such actions, the bank required that the Company make arrangements to settle intercompany accounts payable by Zoltek U.S. operations to its Hungarian subsidiary in the amount of approximately $2.8 million. The bank was unwilling to keep open its offer to restructure Zoltek Rt.'s loans until after the Company's January 2004 refinancing package was completed. Prior to the refinancing, the Company did not have cash on hand or available borrowings that would enable it to make the settlement of the intercompany accounts required by the Hungarian bank. In order to proceed expeditiously to resolve the Company's financing requirements, Zsolt Rumy, the Company's Chief Executive Officer and a director of the Company, in December 2003 loaned the Company $1.4 million in cash and posted a $1.4 million letter of credit for the benefit of the Company. This arrangement was approved by the Company's board of directors and audit committee. The loan by Mr. Rumy bore interest on the amount advanced and the notional amount of the letter of credit at a rate per annum equal to LIBOR plus 11% with a LIBOR floor of 2%, the same interest rate of the mortgage financing discussed below. As a result of the Company completing the refinancing transactions making available the cash to settle the intercompany accounts, the letter of credit was released. After converting $250,000 into convertible debt as part of the January 2004 financing, the remaining $1.15 million loan was repaid during the third quarter of fiscal 2004.

         Also in January 2004, the Company entered into a mortgage note with a bank in the aggregate principal amount of $6.0 million. The note has a stated maturity of three years and bears interest at a rate of LIBOR plus 11% (13.5% per annum as of September 30, 2004) with a LIBOR floor of 2%. The Company will pay interest only on a monthly basis with principal balance due at time of maturity. The loan is collateralized by a security interest in the Company's headquarters facility and its two U.S. manufacturing facilities that produce carbon and technical fibers. The proceeds of this transaction were used to pay down debt of $6.0 million with its U.S. bank. Of such proceeds, $0.5 million was held in an escrow account to be released when the Company completed certain post-closing requirements. The Company completed these requirements during the third quarter of 2004 and the $0.5 million was released from escrow.

         Due to the January 2004 refinancing completed subsequent to the Company's fiscal year end, the Company's U.S. bank waived the financial covenants through February 13, 2005, the maturity date of the term loan. Additionally, the expiration of the Company's revolving credit loan was extended from January 31, 2004 to January 31, 2005. The refinancing allowed the Company to execute its 2004 business plan, which was uncertain prior to the refinancing.

         In March 2004, the Company issued and sold convertible debentures in the aggregate principal amount of $5.75 million to institutional private equity investors and Mr. Dill ($750,000) who is member of the Company's board of directors. The convertible debentures have a stated maturity of 30 months and bear interest at 6% per annum and are convertible presently into 895,908 shares of common stock at

                                     10


a conversion price of $6.25 per share for each investor other than Mr. Dill and $7.82 per share for Mr. Dill. The Company also issued to the investors five-year warrants to purchase an aggregate of 223,997 shares of common stock of the Company at an exercise price of $7.50 per share for each investor other than Mr. Dill whose warrants have an exercise price of $7.82 per share. The fair value of the debt discount associated with the warrants and beneficial conversion feature, at the time of issuance, of $4.0 million is being amortized as non-cash interest expense over the term of the convertible debentures. Proceeds from the issuance of these convertible debentures are being used for working capital and capital expenditures.

2003 Refinancing
----------------

         The Company executed an amended credit facility agreement, dated as of February 13, 2003, with the U.S. bank. The amended credit facility agreement is structured as a term loan in the amount of $3.5 million (due February 13, 2005) and a revolving credit loan in the amount of $5.0 million (due January 31, 2004). The Company repaid $5.0 million of this loan from the proceeds of the sale of subordinated convertible debentures as discussed below. Borrowings under the amended facility are based on a formula of eligible accounts receivable and inventories of the Company's U.S.-based subsidiaries. The outstanding loans under the agreement bear interest at the prime interest rate plus 2% per annum. The loan agreement contains quarterly financial covenants related to borrowings, working capital, debt coverage, current ratio and capital expenditures. Total borrowings under the revolving credit agreement were $4.6 million and the available credit under this agreement was $0.4 million at September 30, 2003.

         The Company also entered into a debenture purchase agreement, dated as of February 13, 2003, under which the Company issued and sold to 14 investors, including certain directors, subordinated convertible debentures in the aggregate principal amount of $8.1 million. The subordinated convertible debentures have stated maturities of five years, bear interest at 7% per annum and are convertible into an aggregate of 2,314,286 shares of common stock of the Company at a conversion price of $3.50 per share. The Company also issued to the investors five-year warrants to purchase an aggregate of 405,000 shares of common stock of the Company at an exercise price of $5.00 per share. The fair value of the warrants, at the time of issuance, was estimated to be $376,650. Proceeds from the issuance of these convertible debentures were used to repay existing borrowings as well as for working capital.

3.       DISCONTINUED OPERATIONS
------------------------------------------------------------------------------

         In the fourth quarter of fiscal 2004, the Company formally adopted a plan to discontinue and exit two divisions of its Zoltek Rt. operations which manufacture acrylic and nylon fibers and yarns. These divisions are not part of the long-term strategy of the Company and were not expected to be profitable in the foreseeable future due to the continued pricing pressure from competitive manufacturers. In the fourth quarter of fiscal 2004, the Company recorded an impairment loss on discontinued operations of $0.2 million related to severance. These divisions had been included in the Specialty Products segment (see Note 11). Certain information with respect to the discontinued operations of the acrylic and nylon fibers divisions for the years ended September 30, 2004, 2003 and 2002 is summarized as follows (amounts in thousands):

                                                                2004      2003        2002
                                                              -------    -------     -------
         Net sales..........................................  $16,345    $24,134     $26,649
         Cost of sales......................................   17,831     24,447      25,412
                                                              -------    -------     -------
              Gross profit..................................   (1,486)      (313)      1,237
         Selling, general and administrative expenses.......   (3,869)    (2,918)      3,286
                                                              -------    -------     -------
              Loss from operations..........................   (5,355)    (3,231)     (2,049)
         Other income (expense).............................      186       (442)       (129)
                                                              -------    -------     -------
              Net loss from operations......................   (5,169)    (3,673)     (2,178)
         Loss on disposal of discontinued operations........     (209)         -           -
                                                              -------    -------     -------
         Loss on discontinued operations....................  $(5,378)   $(3,673)    $(2,178)
                                                              =======    =======     =======

                                     11


         In the fourth quarter of fiscal 2001, the Company formally adopted a plan to dispose of its 45% interest in Hardcore Composites, which designs and manufactures composite structures for the civil infrastructure market. The Company acquired its interest in Hardcore Composites in the third quarter of fiscal 2000. From the date of acquisition until disposition, the financial statements of Hardcore Composites were consolidated with the Company due to the ability to directly control the operations. In the fourth quarter of fiscal 2001, the Company recorded an impairment loss on discontinued operations of $5.1 million to reduce the carrying value of Hardcore Composites' long-lived assets to their estimated fair value less estimated selling costs. Hardcore was included in the Carbon Fibers segment (see Note 11).

         On March 1, 2002, the Company completed the sale of its interest in Hardcore Composites to the 55% majority owner. At that date, Hardcore Composites had net liabilities of approximately $1,319,000 which were 100% consolidated by the Company. As part of the sale, Hardcore Composites assumed these net liabilities, which resulted in the Company recognizing a $1,319,000 gain on the sale of discontinued operations in the quarter ended March 31, 2002. Additionally, in consideration for this sale, Hardcore Composites issued a series of unsecured promissory notes to the Company. In light of then existing financial condition of Hardcore Composites, the Company recorded a full valuation allowance against the promissory notes in its accounting for the sale transaction.

         In fiscal 2002, as a part of the sale of the Company's interest in Hardcore Composites, Hardcore Composites and the Company also settled a $1,000,000 note and certain other obligations payable to the former owner, with the Company making a $475,000 payment and Hardcore Composites contributing an additional amount. This note comprised part of the purchase price of the acquisition in the third quarter of fiscal 2000 and was guaranteed by the Company. However, the Company continues to guaranty Hardcore Composite's lease obligations of approximately $30,000 per month to the former owner. The obligation relates to a lease of the Hardcore Composites manufacturing facility, which expires March 31, 2008. In fiscal 2002, the Company reversed the $525,000 remaining accrual for the note payable to the former owner, as its obligation has been satisfied.

         In October 2003, the Company was named as a defendant in a civil action filed in the Court of Common Pleas for Cuyahoga County, Ohio by the former owner of Hardcore Composites Operations, LLC ("Hardcore") alleging breach by Hardcore and the Company of their respective obligations under a sublease, the Company's guaranty of the sublease, and prior settlement agreement among the parties. The former owner's action claims damages in the amount of $0.3 million for breaches by the Company of its obligations under the guaranty and the settlement agreement and, in addition, demands $0.5 million in damages from Hardcore and the Company, jointly and severally, under the terms of the settlement agreement. During the third quarter of fiscal 2004, Hardcore filed a petition under Chapter 11 of the U.S. Bankruptcy Code. In October 2004, the Court of Common Pleas for Cuyahoga County, Ohio ruled in favor of the former owner of Hardcore Composites in the amount of $1.1 million. The Company recorded an additional accrual of $0.5 million, which was recorded in discontinued operations to fully accrue the liability under the judgment. The Company is vigorously defending this matter, has filed counterclaims and filed an appeal. Management believes that the ultimate resolution of this litigation will not have further material adverse effect on the Company's results of operations or financial condition. For additional information, see Notes 3 and 8 to the Company's Consolidated Financial Statements.

                                     12


         Certain information with respect to the discontinued operations of Hardcore for the years ended September 30, 2004 and 2002 is summarized as follows (amounts in thousands):

                                                                      2004         2002
                                                                     -----        -------
         Net sales.................................................  $   -        $   408
         Cost of sales.............................................      -            886
                                                                     -----        -------
         Gross profit..............................................      -           (478)
         Selling, general and administrative expenses..............      -            535
                                                                     -----        -------
         Loss from operations......................................      -         (1,013)
         Other expenses............................................      -            (17)
                                                                     -----        -------
         Net loss from operations..................................      -         (1,030)
         Loss on disposal of discontinued operations...............   (450)         1,894
                                                                     -----        -------
         Loss on discontinued operations, net of taxes.............  $(450)       $   864
                                                                     =====        =======

4.       INVENTORIES
------------------------------------------------------------------------------

Inventories consist of the following (amounts in thousands):

                                                                         September 30,
                                                                      2004          2003
                                                                     -------       -------
         Raw materials............................................   $ 5,462       $ 4,859
         Work-in-process..........................................     1,177         1,132
         Finished goods...........................................    18,317        19,057
         Supplies, spares and other...............................       946         1,930
                                                                     -------       -------
                                                                     $25,902       $26,978
                                                                     =======       =======

         Inventories are valued at the lower of cost, determined on the first-in, first-out method, or market. Cost includes material, labor and overhead. The Company recorded an inventory valuation reserve of $1.0 million in the fourth quarter of 2003 to reduce the carrying value of inventories to a net realizable value. No material adjustments to the reserve were required in the current year. The reserves were established primarily due to intensified overcapacity for certain carbon fiber products.

5.       PROPERTY AND EQUIPMENT
------------------------------------------------------------------------------

Property and equipment consists of the following (amounts in thousands):

                                                                         September 30,
                                                                      2004           2003
                                                                    --------       --------
Land..............................................................  $  1,732       $  1,665
Buildings and improvements........................................    32,696         30,061
Machinery and equipment...........................................    82,406         77,999
Furniture, fixtures and software..................................     5,563          5,477
Construction in progress..........................................     7,049          4,014
                                                                    --------       --------
                                                                     129,446        119,216
Less:  accumulated depreciation...................................   (48,908)       (41,843)
                                                                    --------       --------
                                                                    $ 80,538       $ 77,373
                                                                    ========       ========

         In the third quarter of fiscal 2001, the Company elected to temporarily idle a significant part of the operations located at the Abilene, Texas facility. The Company resumed manufacturing at this facility during fiscal 2004. Given that these assets were previously idled and did not generate significant cash flow in 2004, the Company performed an impairment test. The Company determined that no impairment of its carrying value exists at September 30, 2004 based on an analysis of expected future net cash flow to be generated from this facility over the expected remaining useful life.

                                     13


         During 2004, the Company was not operating its Abilene, Texas facility at full capacity. As a result, the Company has elected to categorize certain costs related to these idle assets as unused capacity costs. Such costs totaled $4.5 million, $5.7 million and $6.0 million for fiscal 2004, 2003 and 2002, respectively, and include depreciation and other overhead expenses associated with unused capacity. The unused capacity costs are presented as an operating item on the Company's consolidated statement of operations. As discussed above, the Company has resumed certain levels of manufacturing at this facility during fiscal 2004. With the reactivation of the Abilene plant, unused capacity costs are expected to diminish and, ultimately, be fully absorbed in ongoing production once all the carbon fiber lines start operating in fiscal 2005.

6.       INCOME TAXES
------------------------------------------------------------------------------

         The components of the benefit for income tax expense (benefit) for the years ended September 30, are as follows (amounts in thousands):

                                                          2004      2003      2002
                                                          ----      ----     -------
From continuing operations:
     Current:
         Federal.....................................     $  -      $  -     $(2,731)
         State.......................................        -         -        (113)
         Non-U.S. local..............................      434       171         358
                                                          ----      ----     -------
                                                           434       171      (2,486)
                                                          ----      ----     -------
     Deferred:
         Federal.....................................        -       203           9
         State.......................................        -        17          (9)
         Non-U.S.....................................        -       144        (374)
                                                          ----      ----     -------
                                                             -       364        (374)
                                                          ----      ----     -------
              Total continuing operations............     $434      $535     $(2,860)
                                                          ====      ====     =======
From discontinued operations:
     Deferred:
         Federal.....................................     $  -      $  -     $     -
         State.......................................        -         -           -
                                                          ----      ----     -------
            Total discontinued operations............        -         -           -
                                                          ----      ----     -------
     Total ..........................................     $434      $535     $(2,860)
                                                          ====      ====     =======

                                     14


         Deferred income taxes reflect the tax impact of carryforwards and temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Cumulative carryforwards and temporary differences giving rise to the net deferred income tax asset at September 30 are as follows (amounts in thousands):

                                                                                    2004            2003
                                                                                  --------        --------
     Tax effect of regular net operating losses (expiring 2020-2022).........     $(18,085)       $(14,082)
     Valuation allowance on net operating losses.............................       13,854          10,690
     Tax effect of capital loss..............................................         (526)           (582)
     Valuation allowance on capital loss.....................................          526             582
     Depreciation............................................................        4,407           4,048
     Employee related costs..................................................          (88)            (85)
     Inventory reserve.......................................................            -            (464)
     Bad debt accrual........................................................          (59)            (65)
     Deferred state income taxes.............................................            -               -
     Other...................................................................          (29)            (42)
     Non-U.S. operations deferred tax, net...................................            -               -
                                                                                  --------        --------
              Total net deferred tax asset...................................     $      -        $      -
                                                                                  ========        ========

         The benefit for income taxes at September 30 differs from the amount using the statutory federal income tax rate (34%) as follows (amounts in thousands):

                                                                       2004       2003       2002
                                                                      ------    -------     -------
At statutory rate:
         Income taxes on loss from continuing operations..........   $(3,561)   $(3,874)    $(3,188)
Increases (decreases):
         Lower effective tax rate on non-U.S. operations..........     1,054        768         333
         Change in valuation allowance on net operating loss......     2,471      3,501      (1,174)
         Change in valuation allowance on capital loss............         -          -           -
         Reduction of NOL due to 5 year carry back................         -          -      (1,871)
         Refund related to 5 year carry back of NOL...............         -          -       2,731
         Local taxes, non-U.S.....................................       434        171         358
         State taxes, net of federal benefit......................         -         16          (9)
         Refund write-off.........................................         -          -           -
         Other....................................................        37        (48)        (40)
                                                                     -------    -------     -------
                                                                     $   434    $   535     $(2,860)
                                                                     =======    =======     =======

         The consolidated loss from continuing operations before income taxes by domestic and foreign sources for the years ended September 30, 2004, 2003 and 2002 was as follows (amounts in thousands):

                                                                        2004        2003        2002
                                                                      --------    --------     -------
Domestic..........................................................    $ (9,748)   $(10,267)    $(9,475)
Foreign...........................................................        (727)     (1,127)         98
                                                                      --------    --------     -------
Loss from continuing operations before income taxes...............    $(10,475)   $(11,394)    $(9,377)
                                                                      ========    ========     =======

         Undistributed earnings of Zoltek Rt. of $957,000, $3,568,000 and $8,368,000 at September 30, 2004, 2003 and 2002, respectively, are considered to be permanently reinvested and, accordingly, no provision for income taxes has been recorded. The undistributed earnings creates a deferred tax liability as of September 30, 2004 of $836,000.

                                     15


7.       DEBT
------------------------------------------------------------------------------

Credit Facilities
-----------------

         The Company's financing of its U.S. operations is separate from that of its Hungarian operations. Availability of credit is based on the collateral value at each operation. No covenants exist related to the credit facility from its U.S. bank, which matures on January 1.

         US Operations - The Company's current credit facility with its U.S. bank is described above under "--2005 Refinancing" and "--2003 Refinancing." Total borrowings under the U.S. credit facility, including the revolving line of credit and term loan, were $5.7 million at September 30, 2004.

         Hungarian Operations - The Company's Hungarian subsidiary has a credit facility with a Hungarian bank. Total borrowings under this credit facility were $11.4 million at September 30, 2004. Due to the fiscal 2005 refinancing (see "--Refinancing" in Note 2), the credit facility has been reduced to a $3.0 million term loan with interest payments over the next three years and repayment of principal at the maturity date.

         In March 2003, the Company's Hungarian subsidiary entered into a credit agreement with another Hungarian bank for $2.2 million of which $2.2 million was outstanding as of September 30, 2004. This facility was paid off as part of the 2005 refinancing.

         Total borrowings of the Hungarian subsidiary were $13.6 million at September 30, 2004, of which $13.6 million has been classified as long-term debt due to the 2005 refinancing in which $12.0 million was repaid and the remaining borrowings extended to 2008. Borrowings under the Hungarian bank credit facilities cannot be used in Zoltek's U.S. operations.

Long-term debt consists of the following (amounts in thousands):

                                                                                                 September 30,
                                                                                                2004        2003
                                                                                               -------     -------
     Note payable with interest at 9%, payable in monthly installments of
         principal and interest of $15,392 to maturity in January 2006.......................  $ 1,419     $ 1,507

     Note payable with interest at 9.95%, payable in monthly installments of
         principal and interest of $19,288 to maturity in September 2009.....................        -       1,042

     Note payable with interest at 9.5%, payable in monthly installments of
         principal and interest of $27,672 to maturity in December 2009 .....................        -       1,558

     Non-interest bearing note payable (discounted at 8%) to the City of Abilene, Texas
         to be repaid from real estate and personal property tax abatements .................    1,781       1,706

     Convertible debentures due February 2008 bearing interest at 7.0%.......................    8,100       8,100

     Revolving credit agreement, maturing in January 2006, bearing interest at prime
         plus 2.0% (prime rate at September 30, 2003 was 4.00%) .............................    5,000       4,670

     Term loan, $0.4 million payable in 2005, balance payable in January
         2006, bearing interest at prime plus 2.0% (prime rate at September 30, 2004
         was 4.5%)...........................................................................      700       3,300

     Convertible debentures due June 2006 bearing interest at 6%.............................    7,000           -

     Convertible debentures due September 2006 bearing interest at 6%........................    5,750           -

     Mortgage payable with interest of 13.5% interest only payments
         maturity in January 2007............................................................    6,000           -

     Facilities with Hungarian banks (interest rate of 5.5% to 10.6%)........................   13,568      12,566
                                                                                               -------      ------
         Total debt..........................................................................   49,318      34,474
         Less: Beneficial conversion feature and debt discount associated
           with warrants.....................................................................   (5,030)          -
         Less: amounts payable within one year...............................................     (570)       (933)
                                                                                               -------     -------
     Total long-term debt ...................................................................  $43,718     $33,541
                                                                                               =======     =======

                                     16


         Following is a schedule of required principal payments of long-term debt (amounts in thousands):

                  Year ending
                 September 30,                                  Total
                 -------------                                  -----
                    2005...................................... $   570
                    2006......................................  14,405
                    2007......................................  11,825
                    2008......................................   9,656
                    2009......................................  13,493
                    Thereafter................................       -
                                                               -------
                                                               $49,318
                                                               =======

8.       COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------

LEASES

         Land at the carbon fibers manufacturing facility in Missouri is leased under an operating lease that expires in December 2065, with a renewal option for 24 years expiring in December 2089. The lease requires annual rental payments of $57,991 through October 2010, no further rental payments are required through initial term of lease. Rental expense related to this lease was $57,991 for the years ended September 30, 2004, 2003 and 2002.

LEGAL

         In October 2003, the Company was named as a defendant in a civil action filed in the Court of Common Pleas for Cuyahoga County, Ohio by the former owner of Hardcore Composites Operations, LLC ("Hardcore") alleging breach by Hardcore and the Company of their respective obligations under a sublease, the Company's guaranty of the sublease, and prior settlement agreement among the parties. The former owner's action claims damages in the amount of $0.3 million for breaches by the Company of its obligations under the guaranty and the settlement agreement and, in addition, demands $0.5 million in damages from Hardcore and the Company, jointly and severally, under the terms of the settlement agreement. During the third quarter of fiscal 2004, Hardcore filed a petition under Chapter 11 of the U.S. Bankruptcy Code. In October 2004, the Court of Common Pleas for Cuyahoga County, Ohio ruled in favor of the former owner of Hardcore Composites in the amount of $1.1 million. The Company recorded an additional accrual of $0.5 million, which was recorded in discontinued operations to fully accrue the liability under the judgment. The Company is vigorously defending this matter, has filed counterclaims and filed an appeal. Management believes that the ultimate resolution of this litigation

                                     17


will not have further material adverse effect on the Company's results of operations or financial condition. For additional information, see Notes 3 and 8 to the Company's Consolidated Financial Statements.

         The Company is plaintiff in a patent infringement lawsuit pending in the United States Court of Federal Claims. The lawsuit, which has been pending since 1996, involves the alleged unauthorized use of the Company's carbon fiber processing technology in the manufacture of extremely stealthy aircraft. Recently, a court decision has been favorable for the Company, but the Company cannot predict the timing or the outcome of this litigation or the impact on the Company's financial condition and results of operations.

         In September 2004, the Company was named a defendant in a civil action filed by a former investment banker that was retained by the Company to obtain equity investors, alleging breach by the Company of its obligations under the agreement signed by the parties. The investment banker alleges it is owed commission from equity investment obtained by the Company from a different source. The Company has asserted various defenses, including that the investment banker breached the agreement by not performing reasonable efforts to obtain financing for the Company, and therefore, the agreement was terminated by the Company prior to obtaining new financing. The litigation is in early stages and the Company cannot predict the timing or the outcome of this litigation or the impact on the Company's financial condition and results of operations.

         The Company is a party to various claims and legal proceedings arising out of the normal course of its business. In the opinion of management, the ultimate outcome of these claims and lawsuits will not have a material adverse effect upon the financial condition or results of operations of the Company and its subsidiaries taken as a whole.

ENVIRONMENTAL

         The Company's operations generate various hazardous wastes, including gaseous, liquid and solid materials. Zoltek believes that all of its facilities are in substantial compliance with applicable environmental and safety regulations applicable to their respective operations. Zoltek expects that compliance with current environmental regulations will not have a material adverse effect on the business, results of operations or financial condition of the Company. There can be no assurance, however, that the application of future national or local environmental laws, regulations and enforcement policies will not have a material adverse effect on the business, results of operations or financial condition of the Company.

SOURCES OF SUPPLY

         As part of its growth strategy, the Company has developed its own precursor acrylic fibers and all of its carbon fibers and technical fibers, excluding the aircraft brake products, are now manufactured from this precursor. The primary source of raw material for the precursor is ACN (acrylonitrile), which is a commodity product with multiple sources.

         The Company currently obtains most of its acrylic fiber precursor to supply its technical fiber operations for the aircraft brake applications from a single supplier which is the only supplier that currently produces precursor approved for use in aircraft brake applications. The Company believes this supplier is a reliable source of supply at the Company's current operating levels. However, the Company has initiated trials at an aircraft brake manufacturer with its own precursor-based products, which might protect its business if there were an interruption in supply from the supplier.

                                     18


         The major materials used by the Specialty Products Business Segment include acrylonitrile and other basic commodity products, which are widely available from a variety of sources.

9.       PROFIT SHARING PLAN
------------------------------------------------------------------------------

         The Company maintains a 401(k) Profit Sharing Plan for the benefit of employees who have completed six months of service and attained 21 years of age. No contributions were made by the Company for the years ended September 30, 2004, 2003, and 2002.

10.      STOCK OPTIONS
------------------------------------------------------------------------------

         In 1992, the Company adopted a Long-term Incentive Plan that authorizes the Compensation Committee of the Board of Directors (the "Committee") to grant key employees and officers of the Company incentive or nonqualified stock options, stock appreciation rights, performance shares, restricted shares and performance units. The Committee determines the prices and terms at which awards may be granted along with the duration of the restriction periods and performance targets. Currently, 1,500,000 shares of common stock may be issued pursuant to awards under the plan of which 987,500 are currently outstanding. Outstanding stock options expire 10 years from the date of grant or upon termination of employment. Options granted in 1998 and prior vest 100% five years from date of grant. Options granted in 1999 and thereafter primarily vest 100% three years from date of grant. All options were issued at an option price equal to the market price on the date of grant.

         In 1992, the Company adopted a Directors Stock Option Plan under which options to purchase 7,500 shares of common stock at the then fair market value are currently issued to each non-employee director annually. In addition, newly elected non-employee directors receive options to purchase 7,500 shares of common stock, at the then fair market value. The options expire from 2004 through 2013, respectively.

         The pro forma information required by SFAS 123 regarding net income and earnings per share has been presented in Note 1 as if the Company had accounted for its stock option plans under the fair value method. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

         Assumptions:                                                      2004            2003           2002
         -----------                                                      -------         -------        -------

         Expected life of options.................................        6 years         6 years        6 years
         Risk-free interest rate..................................          4.25%           4.25%          6.15%
         Volatility of stock......................................            77%             96%            98%
         Expected dividend yield..................................             --              --             --

         The fair value of the options granted during 2004, 2003 and 2002 was $159,961, $119,513 and $349,000, respectively.

         Presented below is a summary of stock option plans activity for the years shown:

                                                   Wtd. Avg.      Wtd. Avg.       Wtd. Avg.
                                                    Options    Exercise Price    Exercisable   Exercise Price
                                                   ---------   --------------    -----------   --------------
         Balance, September 30, 2001               1,056,000      $10.75           531,000         $10.81
             Granted.............................    451,000        2.10
             Exercised...........................    (12,000)       2.38
             Cancelled...........................   (408,000)      11.31
                                                   ---------
         Balance, September 30, 2002               1,087,000        7.05           561,833          10.35
             Granted.............................    112,500        2.70
             Exercised...........................    (10,000)       2.07
             Cancelled...........................   (187,500)       4.76
                                                   ---------
         Balance, September 30, 2003.............  1,002,000        7.04           744,083           8.67
             Granted.............................     77,500        6.36
             Exercised...........................    (63,000)       3.27
             Cancelled...........................    (29,000)       5.44
                                                   ---------      ------
         Balance, September 30, 2004.............    987,500      $ 7.22           722,250         $ 8.91


                                     19


         The following table summarizes information for options currently outstanding and exercisable at September 30, 2004:

                                                 Options Outstanding                 Options Exercisable
                                          ----------------------------------     ---------------------------
           Range of                          Wtd. Avg.           Wtd. Avg.                       Wtd. Avg.
            Prices           Number       Remaining Life      Exercise Price      Number      Exercise Price
        ------------         -------      --------------      --------------     -------      --------------
        $  1.33-2.50         409,500          8 years            $ 2.13          184,250         $ 2.21
           3.25-5.67         127,500          6 years              4.85           87,500           4.48
           6.25-6.88         188,000          1 years              6.38          188,000           6.38
           7.69-9.25         112,500          7 years              8.21          112,500           8.21
         10.00-39.00         150,000          4 years             23.44          150,000          23.44
                             -------                                             -------
        $ 1.33-39.00         987,500          6 years            $ 7.22          722,250         $ 8.91
                             =======                                             =======

11.      BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION
------------------------------------------------------------------------------

         The Company's strategic business units are based on product lines and have been grouped into three reportable segments: Carbon Fibers, Technical Fibers and Specialty Products. In the fourth quarter of fiscal 2004, the Company discontinued two divisions within its specialty fibers segment. Segment information for 2003 and 2002 has been reclassified to reflect such change (see Note 3).

         The Carbon Fibers segment manufactures low-cost carbon fibers used as reinforcement material in composites, carbon fiber composite products and filament winding equipment used in the composite industry. The Technical Fibers segment manufactures aircraft brake pads and oxidized acrylic fibers for heat/fire barrier applications. These two segments also facilitate development of product and process applications to increase the demand for carbon fibers and technical fibers and seek to aggressively market carbon fibers and technical fibers. The Carbon Fibers and Technical Fibers segments are located geographically in the United States and Hungary. The Specialty Products segment manufactures and markets acrylic and nylon products and fibers primarily to the textile industry and is located in Hungary. In the fourth quarter of fiscal 2004, the Company discontinued divisions within this segment. With the exception of the Technical Fibers segment, none of the segments are substantially dependent on sales from one customer or a small group of customers.

                                     20


         Management evaluates the performance of its operating segments on the basis of operating income (loss) contribution to the Company. The following table presents financial information on the Company's operating segments as of and for the fiscal years ended September 30, 2004, 2003 and 2002 (amounts in thousands):

                                                                          Year Ended September 30, 2004
                                                                          -----------------------------
                                                                                                 Corporate
                                                          Carbon    Technical    Specialty      Headquarters
                                                          Fibers     Fibers      Products     and Eliminations      Total
                                                          ------     ------      --------     ----------------      -----
Net sales - external..................................   $18,431     $14,831      $12,011         $     -          $45,273
Net sales - intersegment..............................     2,479       1,642            -          (4,121)               -
                                                         -------     -------      -------         -------          -------
   Total net sales....................................    20,910      16,473       12,011          (4,121)          45,273
Cost of sales, excluding available unused capacity
  expenses............................................    19,117      14,091        9,794          (5,124)          37,878
Available unused capacity expenses....................     4,466           -            -               -            4,466
Operating income (loss)...............................    (6,823)      1,192        1,529          (1,383)          (5,485)
Depreciation and amortization expense.................     3,969       1,091          463              91            5,614
Capital expenditures..................................     5,515         389          231              (8)           6,128

                                                                          Year Ended September 30, 2003
                                                                          -----------------------------
                                                                                                 Corporate
                                                          Carbon    Technical    Specialty      Headquarters
                                                          Fibers     Fibers      Products     and Eliminations      Total
                                                          ------     ------      --------     ----------------      -----
Net sales - external..................................   $13,179     $14,098      $12,128         $     -          $39,405
Net sales - intersegment..............................     5,675           -            -          (5,675)               -
                                                         -------     -------     --------         -------          -------
   Total net sales....................................    18,854      14,098       12,128          (5,675)          39,405
Cost of sales, excluding available unused capacity
  expenses............................................    17,367      12,689        9,141          (6,016)          33,181
Available unused capacity expenses....................     5,716           -            -               -            5,716
Operating income (loss)...............................    (8,644)         93        1,617          (2,511)          (9,443)
Depreciation and amortization expense.................     4,013       1,004          731             225            5,973
Capital expenditures..................................       515         512          456               -            1,483

                                                                          Year Ended September 30, 2002
                                                                          -----------------------------
                                                                                                 Corporate
                                                          Carbon    Technical    Specialty      Headquarters
                                                          Fibers     Fibers      Products     and Eliminations      Total
                                                          ------     ------      --------     ----------------      -----
Net sales - external...................................  $10,676     $19,772      $11,339         $     -          $41,787
Net sales - intersegment...............................    4,419           -            -          (4,419)               -
                                                         -------     -------      -------         -------          -------
   Total net sales.....................................   15,095      19,772       11,339          (4,419)          41,787
Cost of sales, excluding available unused capacity
  costs................................................   13,971      14,070        9,325          (3,858)          33,508
Available unused capacity..............................    6,039           -            -               -            6,039
Operating income (loss)................................   (9,526)      3,584          907          (3,044)          (8,079)
Depreciation and amortization expense..................    3,978       1,182          572             314            6,046
Capital expenditures...................................    2,013        (624)         435              31            1,865

                                                                                   Total Assets
                                                                                   ------------
                                                                                                 Corporate
                                                          Carbon    Technical    Specialty      Headquarters
                                                          Fibers     Fibers      Products     and Eliminations       Total
                                                          ------     ------      --------     ----------------       -----
September 30, 2004.....................................  $63,430     $19,901      $36,429         $ 3,039          $122,799
September 30, 2003.....................................   66,226      22,611       32,569          (1,951)          119,455
September 30, 2002.....................................   74,046      25,465       25,024          (3,113)          121,422


                                     21


         Sales and long-lived assets, by geographic area, consist of the following as of and for each of the three fiscal years in the period ended September 30, 2004, 2003 and 2002 (amounts in thousands):

                                      2004                         2003                            2002
                           ---------------------------  ----------------------------   ---------------------------
                                               Net                           Net                           Net
                                           Long Lived                     Long Lived                    Long Lived
                           Net Sales (a)    Assets (b)  Net Sales (a)     Assets (b)   Net Sales (a)    Assets (b)
                           -------------    ----------  -------------     ----------   -------------    ----------
United States............    $22,731         $46,582      $20,892          $45,936        $24,243         $50,366
Western Europe...........     10,583               -        2,861                -          2,994               -
Eastern Europe...........      9,400          33,956       13,585           31,436         11,020          28,660
Asia.....................      2,361               -            -                -              -               -
Other areas..............        198               -        2,067                -          3,530               -
                             -------         -------      -------          -------        -------         -------
   Total.................    $45,273         $80,538      $39,405          $77,373        $41,787         $79,026
                             =======         =======      =======          =======        =======         =======

(a) Revenues are attributed to countries based on the location of the customer.
(b) Property and equipment net of accumulated based on country location of assets.

12.     SUMMARY OF QUARTERLY RESULTS (UNAUDITED)
------------------------------------------------------------------------------

(Amounts in thousands, except per share data)

Fiscal year 2004                                    1st Quarter   2nd Quarter   3rd Quarter   4th Quarter
---------------------------------------------------------------------------------------------------------
Net sales..........................................   $ 8,152       $11,537       $13,285       $12,299
Loss from continuing operations....................    (3,246)       (2,531)       (2,375)       (2,757)
Loss from discontinued operations..................      (446)       (1,313)       (1,163)       (2,906)
Net loss...........................................   $(3,692)      $(3,844)      $(3,538)      $(5,663)

Net loss per share:
Basic and diluted net loss per share
  Continuing operations............................   $  (.20)      $  (.15)      $  (.14)      $  (.17)
  Discontinued operations..........................      (.03)         (.08)         (.08)         (.17)
                                                      -------       -------       -------       -------
       Total.......................................   $  (.23)      $  (.23)      $  (.22)      $  (.34)
                                                      =======       =======       =======       =======

Fiscal year 2003                                    1st Quarter   2nd Quarter   3rd Quarter   4th Quarter
---------------------------------------------------------------------------------------------------------
Net sales..........................................   $ 9,440       $ 9,573       $10,338       $10,054
Loss from continuing operations....................    (2,522)       (3,397)       (2,580)       (3,430)
Loss from discontinued operations..................      (657)         (898)       (1,210)         (908)
Net loss...........................................   $(3,179)      $(4,295)      $(3,790)      $(4,338)

Net loss per share:
Basic and diluted net loss per share
  Continuing operations............................   $  (.16)      $  (.20)      $  (.15)      $  (.21)
  Discontinued operations..........................      (.04)         (.06)         (.08)         (.06)
                                                      -------       -------       -------       -------
       Total.......................................   $  (.20)      $  (.26)      $  (.23)      $  (.27)
                                                      =======       =======       =======       =======

         In the fourth quarter of 2004, the Company recorded a $0.2 million charge associated with discontinued operations and a $0.5 million accrual for a legal judgment (see Note 3). In the fourth quarter of 2003, the Company recorded a $1.0 million charge related to the valuation of inventory.

                                     22